EXHIBIT 10.1

Agreement

Made and entered into in Tel Aviv as of this 17 day of September, 2007.

BETWEEN:       The Geophysical Institute of Israel

Of 4 Ha'best St., Lod

(hereinafter called: "the Institute")

AND:                   Zion Oil & Gas, Inc.

A foreign company registered in the State of Delaware, U.S.A.
authorized to operate in Israel,
of 15 Bareket St., North Caesarea Industrial Zone

(hereinafter called: "the Company")

WHEREAS: The Company has received from the Petroleum Commissioner (hereinafter: "the Commissioner") License no. 334 for petroleum exploration in the Asher-Menashe area (hereinafter: "the Survey Area"); and

WHEREAS: The Institute, for our purposes, and amongst other things, performs seismic, gravimetric and magnetic surveys, and has the necessary staff and equipment, of the highest professional standard acceptable in the international petroleum exploration industry; and

WHEREAS: The Company is interested in the Institute performing a 2D seismic survey as well as a gravimetric and magnetic study in the Survey District (hereinafter: "the Survey"); and

WHEREAS: The Institute is prepared to carry out on the Company's behalf the Survey using its employees and equipment, as more particularly set out in this Agreement and the Appendices hereto; and

WHEREAS: The parties wish to determine the terms on which the Survey will be performed by the Institute on the Company's behalf;

It is therefore declared, stipulated and agreed between the parties as follows:

1. Preamble

The preamble to this Agreement constitutes an integral part hereof.

2. Appendices

The following Appendices as annexed or to be annexed hereto, constitute an integral part of this Contract.

Appendix "A" - Map of the Survey Area.

Appendix "B" - Description of the Work (Manpower, Equipment and Parameters).

Appendix "C" - Sample Report Form (in English).

3. Representations of the Company

The Company declares and warrants that:

3.1 It is a corporation registered in the State of Delaware in the United States and is authorized to operate in Israel and Richard Rinberg, Glen Perry and Elisha Roih, are authorized to act on its behalf and bind the Company.

Any two of the three persons mentioned above are authorized to bind the Company.

The Company may substitute or vary those persons who are authorized to act on its behalf, at its discretion.

3.2 It holds Petroleum Exploration License no. 334 in the Asher-Menashe region.

3.3 It has the means and financial ability to fulfill all of its commitments under this Agreement.

3.4 It will fully and punctually perform all of its undertakings hereinafter set forth;

4. Representations of the Institute

The Institute declares and warrants that:

4.1 It is a government company that engages, inter alia, and for our purposes, in the preparation of geophysical surveys.

4.2 That it has the know-how, ability, manpower and equipment for carrying out all of the undertakings that it has assumed under this Agreement.

4.3 It undertakes to perform its undertakings at the highest professional level acceptable in the international petroleum exploration industry, and by means of the equipment and manpower that it holds, as more particularly set forth herein.

5. Scope and Time Schedule for Performance of the Survey

5.1 The Company will, by September 16, 2007, deliver to the Institute a map of the survey lines according to which the Survey will be carried out, and which will serve as a basis, after co-ordination and consultation with the Institute, for the Survey work plan as set forth in Appendices A and B, as hereinafter described. - The parties confirm that this map has already been delivered by the Company to the Institute.

Appendices A and B will be prepared and appended to this Agreement not later than 14 days before commencement of the implementation of the Survey (hereinafter: "the Work Plan").

The Company may change the Work Plan in consultation and co-ordination with the Institute.

5.2 The Company will appoint a representative on its behalf (hereinafter: "the Representative") for the purpose of carrying out the work; the Representative's duties and powers will be as set out below.

5.3 The Company commissions the Institute and the Institute undertakes to carry out on the Company's behalf, the Survey, of a total length of approximately 40 kms, within the Survey Area, as described in Appendix A.

The Survey will be carried out in conformity with the manpower, equipment and parameters set out in Appendix B, and in accordance with the Work Plan.

5.4 The Company will, at its discretion, be entitled to increase or reduce the length of the Survey, provided that in no event will the Survey cover less than 20 kms.

5.5 The Company is aware that the Institute's equipment is currently located in Africa and is scheduled to reach Israel before December 15, 2007. The Institute will commence performance of the Survey on such date as will be agreed upon between the parties but no later than December 15, 2007.

The Institute will notify the Company of the date on which performance of the Survey will commence, at least 14 days in advance.

5.6 The Institute will conduct the Survey continuously, from the date of its commencement and on each day thereafter, except for Fridays, Saturdays, holiday eves and holidays, until it is completed.

5.7 If, for reasons of force majeure or any reason beyond the control or which is independent of the Institute and which do not enable the Survey to commence before December 15, 2007, the time schedule will be correspondingly deferred with the addition of 14 days for gearing-up.

The Institute will send the Commissioner notice clarifying that the delay in carrying out the Survey arises from delays which are beyond the Company's control. The notice will set out the reasons for the delay in performance.

The Institute warrants to the Company that the Survey subject of this Agreement will be the first onshore survey to be conducted after the equipment reaches Israel.

5.8 The Institute will start the work relating to permitting the areas after receiving the map of the survey lines referenced in clause 5.1 above, so that permitting activities will be completed on a date which will allow the Institute to begin performance of the Survey before December 15, 2007.

6. Consideration

The consideration for performing the Survey will be as follows:

6.1 The Company will pay the Institute for performing the Survey, the sum of NIS.40,000 (forty thousand shekels) per kilometer (and a proportional amount of the above figure for part of a kilometer).

In the event of there being "seismic tails", the Company will pay the Institute in respect thereof one half of the above rate.

The term "seismic tail" means - the distance from the first or last shot point to the first or last geophone, as appropriate.

6.2 Payment will be made in accordance with the number of kilometers that have actually been surveyed, as measured by the Institute, with the participation of the Representative, from the first until the last geophone.

6.3 The Company will also pay the Institute the sum of NIS.80,000 (eighty thousand shekels) in respect of mobilizing the equipment to the Survey Area and removing the same from the Area at the end of the work (MOB/DEMOB).

6.4 The Company will additionally make to the Institute such additional payments as described in clauses 8.2 and 8.3 hereof, (if any).

6.5 VAT pursuant to the rate prevailing on the date of making the payment will be added to each of the payments.

7. Payment Terms

The Company will pay the Institute as follows:

7.1 On the date of the execution of this Agreement, the Company will pay the Institute the sum of NIS.160,000 (one hundred and sixty thousand shekels), with the addition of lawful VAT.

7.2 Seven days before commencing performance of the Survey, the Company will pay the Institute a further sum of NIS.690,000 (six hundred and ninety thousand shekels) with the addition of lawful VAT.

7.3 The balance of the consideration for the Survey (plus VAT) will be paid by the Company to the Institute after completion of the Survey, and on the date on which a complete set of all the magnetic tape reels of the Survey, including the last magnetic tape, will be delivered to the Company.

7.4 Payment to the Institute will be made by way of bank transfer to the Institute's account no. 409-312045 maintained in Branch 078 of the First International Bank.

8. Consideration Content

8.1 The parties agree that the aggregate consideration paid shall be in respect of all the Institute's costs of whatsoever nature incurred in connection with the performance of the Survey (on a turnkey project basis) including, but without derogating from the generality of the foregoing, the costs of:

8.1.1 Permitting;

8.1.2 Performing the Survey (including the seismic survey and the gravimetric and magnetic surveys);

8.1.3 MOB/DEMOB;

8.1.4 Salaries for the crew employed in performing the Survey, accommodation, food, employer's expenses, fuel, maintenance, repair expenses, transporting equipment and the crew and any expense of whatsoever kind relating to performance of the Survey, with the exception of those enumerated in clauses 8.2 and 8.3 hereof.

8.2 The consideration does not include payments to third parties, including owners and occupiers of lands on which the Survey will be carried out, payment to the Israeli Police or a security company in the event of part of the Survey being conducted along highways and expenses and damages that may be caused in connection with the implementation of the Survey, and which do not result from the Institute's or any of its employees' negligence. These expenses will apply to and be borne by the Company.

8.3 In addition, the consideration excludes payments in respect of additional equipment (that is not included in Appendix B) that it will use, if any, in connection with the Survey. These payments and expenses will apply to the Company provided the Company, by means of the Representative, will have first approved the use of such equipment in writing.

In respect of this equipment, the expense actually incurred by the Institute with the addition of 10% or the usual cost (in the event of the equipment being that of the Institute) will be paid, with the addition of lawful VAT.

8.4 The Company will pay the Institute in respect of the expenses in clauses 8.2 and 8.3, within 21 days of receiving invoices in connection therewith. Reference material and receipts will be attached to the invoices.

9. Undertakings of the Institute

9.1 To cause the crew to be composed of, at the time of carrying out the Survey on the Company's behalf, all those persons who hold the positions (hereinafter: "the Basic Crew") and all the equipment and instruments and vehicles (hereinafter: "the Basic Equipment") described in Appendix B.

9.2 To quickly repair, at its own expense, during the course of the performance of the Survey, any defect that will be caused to the Basic Equipment items and if necessary, replace the Equipment items.

9.3 To supply fuel for the team's vehicles, at its own expense.

9.4 To supply transportation means, at its own expense, to the Crew personnel and bear the transportation costs of the Equipment, including the transportation of the spare parts that will be required from time to time.

9.5 To supply at its own expense to the members of the Crew who are employed in carrying out the Survey, food and accommodation conditions as these will be required from time to time, in the area of the Survey. The foregoing will not be construed as imposing upon the Institute any duty to set up camps or residential buildings of any kind whatsoever or as imposing upon the Institute any obligation to lodge employees in hotels.

9.6 To cause the Survey, including the Work Plan, to be carried out in accordance with the Company's instructions and the parameters set out in Appendix B, within the scope of the terms of this Agreement, at the highest professional standard customary in the international petroleum exploration industry, pursuant to the terms of the permits (as hereinafter defined) while taking all the reasonable measures required to preserve correct and amicable relations with the owners and occupiers of the land, with representatives of the competent authorities, and with the public.

9.7 To obtain all the licenses and permits from the proprietors of the rights and/or the sovereign authorities for the purpose of entering upon the Survey Area, including licenses and permits from the Defense Forces, including security clearance.

9.8 To leave every fence, gate and area alongside and along which the Survey will have been carried out in the same condition in which it was before the Institute entered the area and also immediately after completing the Survey, to clean the area on which it was carried out of any waste, materials and instruments of any kind whatsoever that are related to or derive from the making of the Survey.

9.9 To maintain a daily report in the Institute's usual format, as set out in Appendix C (hereinafter: "the Reports"), and cause every important detail to be recorded in the Reports relating to the performance of the Survey, including the actions taken each day, deficiencies, malfunctions, working hours on each day of persons and equipment, materials used.

A copy of the Reports will be conveyed to the Representative (as hereinafter defined) each day; the Reports will be prepared in English.

9.10 To deploy tractors or other equipment for excavation works as well as water containers, at the Company's expense, plus an additional 10% + VAT for handling fees if and to the extent required, each time in order to enable implementation of the Survey on condition that the Company will first approve such deployment. Details of the deployment will be recorded in the appropriate Report.

9.11 To check daily the equipment used for carrying out the Survey, to verify that the equipment is in proper and reliable working order.

9.12 To deliver to the Representative at the Institute's offices, at the Company's request, a copy of each magnetic tape reel immediately after completion thereof in addition to copies of the last magnetic tape. To each reel that will be conveyed will be attached by the Institute data sheets and other informative material that will be held by the Institute, in connection with the material contained on relevant reel.

9.13 The Institute will convey details to the Company relating to the terms of the Institute's agreements as relate to equipment, products and services that the Institute acquires at the Company's request and charges the Company separately in respect thereof.

9.14 Enable experts and authorized agents of the Company to have access to partial and temporary data as well as to the Crew and the Crew's Equipment in order to enable them to check the Equipment and verify that the Equipment items and the use thereof conform with the manufacturer's recommendations and specifications, and to verify also that all the particulars of the Equipment conform with the manufacturers' specifications and are being properly maintained. The Institute will allow the Company's experts and authorized agents to inspect the instructions of the Equipment manufacturers and furnish to the Company at its request copies of the manufacturers' instructions that it maintains (the intention being to the instructions relating to the use and maintenance of the Equipment).

10. Undertakings of the Company

10.1 To appoint its permanent representative (in this Agreement called: "the Representative") and advise the Institute in writing of his appointment. The Company may, at its discretion, replace the Representative, and in the event of its doing so, will advise the Institute thereof in writing.

10.2 To cause the Representative to approve the Reports by his signature each day. The Representative shall have the right to enter reservations if he has any, in the Reports, or instructions, in accordance with the powers conferred upon him under this Agreement.

The absence of the Representative will not affect the continuity of the Crew work nor the commitment of the Company towards the Institute. The head of the Crew or work manager will note the fact of the Representative's absence.

10.3 The powers of the Representative will be as described below, and the Company is responsible for all the Representative's acts.

10.4 To notify the Institute of any installations and equipment that are situated below the surface of the areas in which the Survey will be conducted.

11. Powers of the Representative

Without derogating from any other power conferred upon the Representative hereunder, the Representative's powers will be as follows:

11.1 To decide and approve conditions for agreements with occupiers or owners of lands to enable the Crew to enter the same for the purpose of carrying out the Survey.

11.2 To require and approve changes in the Basic Crew and the Basic Equipment to the extent such changes require the Company's approval according to the terms of this Agreement.

11.3 To make changes in the Work Plan in the field, to the extent circumstances have arisen which, in his opinion, require such changes.

11.4 To suspend work in the field or demand a suspension of work in the event of a breach of the Contract by the Institute.

11.5 To approve additional tools and equipment to the extent that the terms of this Agreement grant the Company the right to demand from the Institute the supply of tools and equipment against payment.

11.6 All instructions by the Representative to the Institute will be given in writing only. The making of an entry by the Representative of the instruction in the daily Report will be deemed to be an instruction in writing.

12. The Institute - an independent contractor

In performing its undertakings under this Agreement, the Institute is an independent contractor and will bear the responsibility as employer of all the workers who will be employed by it and overall responsibility for negligent acts and omissions of any person who is employed by it in performing the services that have been commissioned under this Agreement.

13. Insurance

13.1 The Institute hereby declares that it has effected all the insurances required for performing the services to which this Agreement relates as customary in the international petroleum exploration industry, including the following insurances:

13.1.1 Employers' liability insurance with cover per event of not less than US$5 million.

13.1.2 Third party insurance with cover per event of not less than US$5 million.

13.1.3 Insurance of the motor vehicles that will be operated.

13.1.4 Insurance of the equipment used in the Survey.

13.2 The Institute undertakes to maintain and keep in force the above insurances throughout the entire term of this Agreement.

13.3 The Institute undertakes to include the Company as an additional insured in all of the above policies.

13.4 All of the insurances will include a clause that prevents cancellation of the policy unless 60 days' prior notice will have been given to the Company of the intention to cancel the policy.

13.5 A "cross-liability clause" will be included in the third party liability insurance.

13.6 The insurers' right of subrogation against the Company will be cancelled in all of the insurances.

13.7 The Institute will furnish copies of the policies for the Company's inspection.

14. Delivery of information to the Company

14.1 Upon concluding the work, the Institute will deliver to the Company all the information that it holds with the addition of all the documents, maps, tapes and all the material that is relevant to the Survey with the exception of the original magnetic tapes that will be conveyed to the Institute in its capacity as the National Archives according to statutory provisions.

At that juncture, the Company will pay the Institute the balance of the consideration that is due to the Institute in connection with performing the Survey.

14.2 Upon delivering the information, the Institute will redeliver to the Company all the documents, maps, data and other information that were provided by the Company to the Institute in connection with the performing the Survey.

15. Damages

15.1 The Institute will be responsible for the payment of compensation for damages that will be caused:

15.1.1 To installations and equipment the location of which was previously notified to it, or whose location is known to the Institute or to the members of the Crew.

15.1.2 To installations, equipment and property of others including agricultural crops as a result of the Institute's operations if it deviates from the path of the Survey, as set by the Company.

15.1.3 Should it be the Institute that is under the obligation to pay compensation as set out above, it will similarly be under an obligation to indemnify the Company in respect of third party claims as well as in relation to third party damage and expense (including legal fees) of any kind whatsoever resulting from such a claim.

15.2 In the event of damage being caused to installations or equipment the location of which will not have been notified by the Company to the Institute and the location of which was not known to the Institute or to the members of the Crew and also in the case of damage caused to installations, equipment and property of others including crops from the Institute's activity on the Survey lines that were set by the Company or as a result of the Representative's instructions, the Company will be responsible for paying the compensation and indemnifying the Institute in respect of third party claims.

15.3 Subject as provided above each party will indemnify the other for and against any claim of any kind whatsoever (and also for any damage and expense, including legal fees, resulting from such claim) in respect of any act or omission which such party is responsible for by law or according to the terms of this Agreement and in respect of anything that such party has done or has been negligent in the commission or non-commission of which in connection with the performance of the Agreement.

The Institute will further be liable to indemnify the Company in respect of claims (and against any damage and expense including legal fees resulting from such a claim) for the infringement of patent rights or any other type of intellectual or trade property if such a claim is filed against the Company in respect of the use of the equipment or the performance of any work by the Institute.

16. Confidentiality

The Institute undertakes to keep and cause all of its employees and persons who are connected with it to keep completely confidential for the entire period during which the Company holds a license or right to explore for petroleum in the Asher-Menashe region, including the area subject to License 334, and for a further period of two years thereafter, all the Survey findings and any additional fact that will be made according to this Agreement and all the Survey data and any further work, subject to the provisions of law, and not to disclose to any person any detail regarding the Company, any information including estimations, considerations, evaluations or conclusions and any material or copies of material, plans, tapes, reports and documents of any kind.

The Institute further undertakes not to publicize or allow its employees or persons who are connected with it in making the Survey, to publicize or convey to any other person any matter related to the Survey or any additional fact that may be developed pursuant to this Agreement or resulting therefrom, without first receiving the prior written consent of the Company.

17. Ownership of documents

All the documents, maps, records and any other information that is or will be held by the Institute in connection with the Survey or any other work that will be carried out according to this Agreement are and will at all times be the exclusive property of the Company and the Institute will deal therewith pursuant to the instructions of the Company, except in connection with the original magnetic tapes that will be conveyed to the Institute in its capacity as the National Archives according to statutory provisions.

18. Breaches and remedies

18.1 In the event of any breach of contract by any party, the provisions of the Contracts (Remedies for Breach of Contract) Law, 5731-1970 will apply.

18.2 In addition to and without derogating from the foregoing, in the event of the Company, following the signature of this Agreement, rescinding or committing a fundamental breach of the Agreement or deciding that it does not require the Survey, the Institute may take forfeit the payment in the sum of NIS.160,000 (one hundred and sixty thousand shekels) plus VAT as liquidated damages, and the Company agrees thereto.

18.3 If performance of the Survey is suspended for reasons of force majeure, the Institute will resume performing the Survey and complete the same on the nearest date possible following the termination of such force majeure which caused the suspension of the performance of the Survey.

Force majeure in this clause means war, military activity, bad weather preventing correct data to be obtained, directions of the sovereign authorities or any other occurrence which is beyond the control of any of the parties to this Contract.

19. Jurisdiction

19.1 The laws of the State of Israel only will apply to any matter relating to this Agreement, including the validity, interpretation, existence, performance thereof and the like.

19.2 Subject as provided in clause 19.3, on any matter relating to this Agreement, exclusive jurisdiction will be vested in the competent court of Tel Aviv.

19.3 Differences between the parties, including, but without derogating from the foregoing, differences of opinion between the executing Crew and the Representative will be submitted for determination by a sole arbitrator who will be appointed by the parties by consent and, in the absence thereof, to an arbitrator who will be appointed by the Chairman of the Israel Institute of Business Arbitration in Israel.

20. Miscellaneous

20.1 No changes will be made to this Agreement except in writing.

20.2 No consent or undertaking will be binding upon any party unless made in writing.

21. Addresses and Notices

The addresses of the parties for the purpose of this Agreement are as set out at the head of this Agreement.

Any notice sent by one party to the other will be deemed to have reached its destination within 72 hours of the time of dispatch by registered mail.

Notices delivered personally or sent by e-mail or fax with electronic acknowledgement of receipt will be deemed to have been delivered on the date of dispatch.

In witness whereof the parties have set their hands:
/s/ S. Yaakov, Frieslander Uri	/s/Glen Perry, RJ Rinberg
The Geophysical Institute of Israel	Zion Oil & Gas, Inc.

Date: September 17, 2007	Date: Sept. 17, 2007

I certify that this Contract has been executed by the authorized signatories on behalf of the Institute	I certify that this Contract has been executed by the authorized signatories on behalf of the Company

/s/ Jacob Lerer Jacob Lerer, Advocate	/s/ Philip Mandelker Philip Mandelker, Advocate